Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290

News Release

HEALTHCARE REALTY TRUST ANNOUNCES APPOINTMENT OF THOMAS N. BOHJALIAN TO ITS BOARD OF DIRECTORS

New director enhances real estate investment, financial management, and capital allocation expertise of the Board

NASHVILLE, Tennessee, June 25, 2024 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced the appointment of Thomas N. Bohjalian to its Board of Directors, effective June 25, 2024. Mr. Bohjalian, whom the board has determined to be independent, has also been appointed to the board's newly formed Capital Allocation Committee.

Mr. Bohjalian brings over 30 years of real estate and finance experience to Healthcare Realty. Since December 2021, he has been a member of Apartment Income REIT Corporation's Board of Directors, serving on the Audit, Compensation and Human Resources, and Governance and Corporate Responsibility Committees. Mr. Bohjalian is also currently a Senior Real Estate Advisor to BeyondView, which provides interactive visualization software for real estate and other industries. Previously, Mr. Bohjalian spent 20 years at Cohen & Steers, where he was Executive Vice President, Senior Portfolio Manager and the Head of U.S. Real Estate and Trading departments, where he was responsible for investment decisions for $40 billion of the firm's assets and setting the strategic direction and objectives of the firm's real estate investment funds. Mr. Bohjalian is a Chartered Financial Analyst, a member of the New York Society of Security Analysts and a graduate of Northeastern University, receiving a B.S. in Business Administration and M.B.A.

"We are pleased to welcome Tom to Healthcare Realty's Board of Directors. He is a highly respected leader in investment management with deep real estate expertise," stated Knox Singleton, Chairman. "Tom will bring additional investment experience and perspective to the board and strengthen our capital allocation expertise."

"Tom's strong track record managing real estate investment funds will be invaluable as we continue to execute on our capital allocation priorities, gain operational momentum, and accelerate financial performance," commented Todd Meredith, President and CEO.

Ferguson Partners, a firm specializing in board and executive recruitment in the REIT industry, advised the Board of Directors on this appointment.

About Healthcare Realty

Healthcare Realty is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings,

Healthcare Realty’s portfolio includes nearly 700 properties totaling over 40 million square feet concentrated in 15 growth markets. Additional information regarding the Company can be found at www.healthcarerealty.com. Ron Hubbard Vice President, Investor Relations P: 615.269.8290 In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty, including its Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” and in its Quarterly Reports filed thereafter and in the Company’s other SEC filings. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.